                                                                    Exhibit 99.1


                                 EXHIBIT 99.1

                       IMPERIAL CREDIT INDUSTRIES, INC.

                                 NEWS RELEASE


Imperial Credit Industries Reports First Quarter 2001 Results of Operations

       TORRANCE, Calif., April 24 /PRNewswire/ -- Imperial Credit Industries, Inc. (Nasdaq: ICII) reports results for the first quarter ended March 31, 2001.
              ----

ICII Returns to Profitability in the First Quarter of 2001

       Imperial Credit Industries, Inc., (the "Company" or "ICII") reported net income for the quarter ended March 31, 2001 of $312,000 or $0.01 diluted net income per share including an operating loss from discontinued operations of $200,000 or $0.01 diluted net loss per share and an extraordinary gain on the early extinguishment of debt of $618,000 or $0.02 diluted net income per share. The operating results for the quarter ended March 31, 2001 were favorably impacted by a significant increase in recoveries to $4.1 million of previously charged off loans, which resulted in a reduction of the provision for loan and lease losses to $4.6 million as compared to $24.0 million in the same period of the prior year. The Company has increased its allowance for loan and lease losses to $64.8 million at March 31, 2001 as compared to $63.6 million at December 31, 2000. The operating results for the quarter ended March 31, 2001 were negatively impacted by a 150 basis point decrease in the Prime rate and increased levels of non-accrual loans which reduced Southern Pacific Bank's ("SPB") net interest margin to 4.11% for the quarter ended March 31, 2001 as compared to 4.89% for the same period of the prior year. The Company recorded no income tax expense during the quarter ended March 31, 2001 as the Company currently has $130.0 million of tax net operating loss carry-forwards available to offset future income. For the same period of the prior year, the Company reported a net loss of $15.9 million or $0.48 diluted net loss per share after an extraordinary gain on the extinguishment of debt of $947,000 or $0.03 diluted net income per share. Net loss for the quarter ended March 31, 2000 included $9.4 million of severance and other costs related to the Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC") acquisition.

Net Interest Income Decreases As a Result of Margin Compression

       For the quarter ended March 31, 2001, net interest income before provisions for loan and lease losses and net interest margin decreased to $14.6 million and 4.11% as compared to $21.1 million and 4.89% for the same period in the prior year, respectively. Net interest income before provisions for loan and lease losses and net interest margin decreased primarily as a result of increased deposit costs coupled with lower yields on our loan and securities portfolios.

       During the quarter ended March 31, 2001, interest income decreased to $48.6 million as compared to $53.4 million for the same period of the prior year. Interest income decreased primarily as a result of decreases in the Prime and Libor interest rates. A majority of the

Company's loans are indexed to these indices. As a result of the decrease in the Prime and Libor rates, these loans re-priced to reduced yields during the first quarter, while a majority of our deposit funding base is expected to re-price with reduced interest rates over the next six months. As a result of our loans re-pricing faster than our deposits, SPB's net interest margin decreased during the quarter ended March 31, 2001. The average yield on loans at SPB decreased to 10.42% during the quarter ended March 31, 2001 as compared to 10.74% in the same period of the prior year. SPB's yields on its outstanding loans were also negatively affected by a higher level of non-accrual loans during the quarter ended March 31, 2001 as compared to the same period of the prior year. Average non-accrual loans were approximately $78.4 for the quarter ended March 31, 2001 as compared to approximately $65.5 million for the same period of the prior year. The Company's total loans and leases held for sale and investment, net of allowance for loan and lease losses increased to $1.6 billion at March 31, 2001 compared to $1.5 billion at December 31, 2000. Interest expense was $34.0 million for the quarter ended March 31, 2001 as compared to $32.3 million for the same period of the prior year. The increase in interest expense primarily resulted from an increase in the cost of the Federal Deposit Insurance Corporation ("FDIC") insured deposits of SPB. The average cost of deposits based on daily averages at SPB increased to 6.61% during the quarter ended March 31, 2001 as compared to 5.85% in the same period of the prior year. SPB's average outstanding deposits decreased to $1.6 billion for the quarter ended March 31, 2001 as compared to $1.7 billion at March 31, 2000. Interest on other borrowings increased as a result of the ICCMIC acquisition on March 28, 2000. Average outstanding debt and related interest expense at ICCMIC totaled $37.1 million and $734,000 for the quarter ended March 31, 2001, respectively. The increases in interest expense on deposits and other borrowings were partially offset by a decrease in interest expense on long-term debt which decreased 10.0% to $5.7 million for the quarter ended March 31, 2001 as compared to $6.4 million for the same period in the prior year. The decrease in interest expense on long-term debt resulted from the repurchase of long-term debt during the previous twelve months.

Fee and Other Income Decrease As a Result of ICG Deconsolidation

       Fee and other income decreased $4.4 million to $6.0 million for the quarter ended March 31, 2001 as compared to $10.5 million in the same period of the prior year. Fee and other income decreased primarily due to the deconsolidation of Imperial Capital Group ("ICG") during the fourth quarter of 2000. As a result of the deconsolidation, the Company will not report any investment banking and brokerage fees, other income, or expenses of ICG. Beginning with the fourth quarter of 2000, ICII's 38.5% equity interest in ICG will be reported as equity in the net income of ICG. During the quarter ended March 31, 2000 the Company reported $7.7 million of investment banking and brokerage fees.

       Gain on sale of loans decreased to $102,000 for the quarter ended March 31, 2001, as compared to $133,000 in the same period of the prior year. For the quarter ended March 31, 2001, the Company sold $44.5 million of Income Property Lending Division ("IPL") loans and $11.1 million of participations in nationally syndicated loans generating a gain of $257,000 and a loss of $165,000, respectively. For the quarter ended March 31, 2000, the Company sold $34.7 million of IPL loans, $51.4 million of nationally syndicated participation loans, $7.5 million of consumer loans, and securitized $28.2 million of Imperial Business Credit's ("IBC") equipment leases, generating gains (losses) of $271,000, ($400,000), zero, and $261,000, respectively.

       Asset management fees were relatively unchanged at $842,000 for the quarter ended March 31, 2001 as compared to $861,000 in the same period of the prior year. Asset management fees are derived primarily from the management of Pacifica Partners I, a $500 million collateralized loan obligation fund. The balance of assets under management was $484.5 million at March 31, 2001 as compared to $491.3 million at March 31, 2000.

       For the three months ended March 31, 2001, the equity in net income of ICG was $912,000. The pre-tax income of ICG for the quarter ended March 31, 2000 was $1.0 million.

       Gain on sale of securities increased to $130,000 for the quarter ended March 31, 2001 as compared to a loss of $602,000 in the same period of the prior year. During the quarter ended March 31, 2001, the Company sold part of its interest in a high yield bond fund managed by Imperial Capital Group ("ICG").

Rental income increased to $1.9 million for the quarter ended March 31, 2001 as compared to $120,000 in the same period of the prior year. Rental income increased as a result of the income producing commercial real estate properties acquired in the ICCMIC transaction, which was completed on March 28, 2000.

       For the quarters ending March 31, 2001 and 2000, mark-to-market losses were unchanged at $1.8 million. The net mark-to-market losses for the quarter ended March 31, 2001 primarily related to a $649,000 write-down of IBC's retained interests in lease securitizations, a $311,000 write-down of other retained interests, and an $801,000 write-down of loans funded through an off-balance sheet swap managed by SPB's Loan Participation and Investment Group ("LPIG") division. For the quarter ended March 31, 2000, mark-to-market losses were primarily related to a decline in the value of the Company's commercial mortgage-backed securities and investments in total return swaps. The Company wrote down its commercial mortgage-backed securities by $462,000 and its investments in total return swaps by $1.0 million as a result of increased interest spreads and loss assumptions. During the quarter ended March 31, 2000, the Company also wrote down certain consumer loans held for sale by $770,000. The write-downs in these securities and loans during the quarter ended March 31, 2000 were partially offset by increases in the value of the Company's retained interest in residential mortgage loan securitizations of $542,000 as a result of increased prepayment assumptions.

Noninterest Expenses Decrease 37%

       Total noninterest expenses for the quarter ended March 31, 2001 decreased 37% to $16.1 million as compared to $25.5 million for the prior year. The decrease in expenses primarily resulted from decreases in personnel expense, amortization of goodwill, and general and administrative expenses in addition to the deconsolidation of ICG. These decreases were partially offset by increases in legal and professional services and collection costs associated with non-accrual loans and non-performing assets, and real property expenses. During the quarter ended March 31, 2000 noninterest expenses decreased 15% to $16.1 million as compared to $18.9 million for the same period in the prior year assuming ICG was accounted for under the equity method. The decrease in expenses occurred in all expense categories except legal and professional services, collection costs associated with non-accrual loans and non-performing assets, and real property expenses.

       Assuming ICG was accounted for under the equity method, during the quarter ended March 31, 2000, personnel expenses decreased 25% to $6.8 million as compared to $9.1 million in the same period of the prior year. The decrease was primarily the result of reduced Full Time Equivalent employees ("FTE") and reduced bonus expense. At March 31, 2001, the Company had 404 FTE as compared to 520 FTE (excluding ICG) at March 31, 2000.

       Assuming ICG was accounted for under the equity method, during the quarter ended March 31, 2000, legal and professional and collection costs increased to $3.2 million as compared to $1.7 million in the same period of the prior year. The increase was primarily the result of increased levels of non-accrual loans and the Company's efforts to accelerate the resolution of problem loans.

       Assuming ICG was accounted for under the equity method, during the quarter ended March 31, 2000, general and administrative expenses decreased 12% to $3.8 million as compared to $4.3 million in the same period of the prior year. General and administrative expenses decreased in both periods as a result of the Company's efforts to cut costs and increase operational efficiency.

       Assuming ICG was accounted for under the equity method, during the quarter ended March 31, 2000, amortization of goodwill, net was ($722,000) as compared to $607,000 in the prior year. Amortization of goodwill decreased as a result of the amortization of negative goodwill associated with the ICCMIC acquisition in the first quarter of 2000. During the quarter ended March 31, 2001, amortization of negative goodwill at ICCMIC reduced amortization of goodwill, net by $1.4 million as compared to $72,000 during the same period of the prior year.

       Real property expenses began to be incurred by our company as a result of the ICCMIC acquisition in the first quarter of 2000. These costs solely relate to the income producing properties owned by ICCMIC. Real property expenses totaled $914,000 for the quarter ended March 31, 2001 as compared to $18,000 in the same period of the prior year.

Non-accrual Loans and Non-Performing Assets

       Our non-accrual loans and leases increased to $85.4 million at March 31, 2001 as compared to $78.5 million at December 31, 2000. The increase was primarily attributable to increased non-accrual loans at SPB's Coast Business Credit ("CBC") division and its Imperial Warehouse Finance ("IWF") subsidiary. CBC's non-accrual loans increased to $36.0 million at March 31, 2001 as compared to $31.8 million at December 31, 2000. The increase in CBC's non-accrual loans was due to the addition of three new non-accrual loans. IWF's non-accrual loans increased to $14.4 million at March 31, 2001 as compared to $9.4 million at December 31, 2000. The increase in IWF's non-accrual loans was due to the addition of a $6.0 million facility to one customer. Since March 31, 2001, the outstanding balance of this loan has decreased to $4.0 million as a result of the sale of underlying loans collateralizing the facility. The overall increase in non-accrual loans was partially offset by a decrease at SPB's LPIG lending division as a result of the sale of problem loans. During the first quarter, SPB sold $1.7 million of LPIG problem loans, resulting in a recovery of $379,000. All unsecured loans related to non-performing credits have been charged off as of March 31, 2001 and December 31, 2000.

       Our non-performing assets increased to $98.8 million at March 31, 2001 as compared to $87.4 million at December 31, 2000. The increase was primarily attributable to the increase in non-accrual loans described above, and the purchase of non-performing entertainment assets with an estimated value of $4.9 million in connection with the Lewis Horwitz Organization ("LHO") acquisition. This purchase during the quarter ended March 31, 2001 completes the Company's obligation to purchase non-performing assets under the LHO purchase agreement.

Allowance for Loan and Lease Losses Increases to $64.8 Million

       The allowance for loan and lease losses was $64.8 million or 5.10% of total loans held for investment as compared to $63.6 million or 5.39% of total loans held for investment at December 31, 2000 and $49.4 million or 3.61% of total loans held for investment at March 31, 2000, respectively. The ratio of the allowance for loan and lease losses to non-accrual loans and leases ("coverage ratio") was 75.87% at March 31, 2001 as compared to 81.02% at December 31, 2000 and 77.67% at March 31, 2000.

       For the quarter ended March 31, 2001, the provision for loan and lease losses was $4.6 million as compared to $24.0 million for the same period of the prior year. The reduced provision for loan and lease losses for the quarter ended March 2001 was primarily the result of increased recoveries on previously charged off CBC loans totaling $4.0 million and a reduced number of performing credits migrating to potential problem status.

First Step of the Company's Recapitalization Transaction Completed

       On March 30, 2001 ICII completed the issuance of $16.2 million of Senior Secured Debt. The notes bear an interest rate of 12% and mature on April 30, 2002. The issuance of the Senior Secured Debt is the first step in a recapitalization plan for the Company further explained below. The proceeds from the Senior Secured Debt offering were invested in SPB to facilitate compliance with its regulatory orders.

       Subsequent to the completed Senior Secured Debt offering, ICII will offer pro rata a package of the following securities in exchange (the "Debt Exchange") for our three currently outstanding series of debt securities (the "Old Notes"):
(i) 12% Senior Secured Notes due 2005 (the "Exchange Notes"), (ii) up to 2.0 million shares of our Common Stock (13.952269 shares per $1,000 face amount of Old Notes), no par value and (iii) warrants (the "Debt Exchange Warrants") to purchase up to an additional 7.0 million shares of Common Stock at an exercise price of $2.15 per share (48.832944 warrants per $1,000 face amount of Old Notes). Concurrently with consummation of the Debt Exchange, we will issue up to
7.04 million shares of Common Stock to the holders of a majority in interest of our Old Notes who executed the recapitalization agreement. We further intend to issue and sell at least $10.0 million principal amount of 12% Convertible Subordinated Notes due 2005 to accredited investors in a private placement. The Convertible Subordinated Notes will be convertible after three years into Common Stock of the Company at a price of $1.25 per share.

       The holders of Old Notes will be offered Exchange Notes as follows: (i) the holders of our 10.25% Remarketed Par Securities due 2002 will be offered to convert into Exchange Notes at $0.80 per dollar of face amount of such Old Notes, (ii) the holders of our 9.875% Senior Notes due 2007 will be offered to convert into Exchange Notes at $0.65 per dollar of face amount of such Old Notes, and (iii) the holders of our 9.75% Senior Notes due 2004 will be offered to convert into Exchange Notes at $0.50 per dollar of face amount of such Old Notes.

       A majority-in-interest of the 10.25% Remarketed Par Securities due 2002 and our 9.875% Senior Notes due 2007 have agreed to participate in the Debt Exchange, and to strip the Old Notes of all existing financial covenants. Supplemental indentures related to the Old Notes were executed on March 29, 2001.

       Subject to the occurrence of certain conditions (including the closing of the Debt Exchange and the issuance of Convertible Subordinated Notes), all of the Senior Secured Debt will be automatically exchanged into (i) $18.2 million principal amount of Exchange Notes, (ii) 249,052 shares of Common Stock, and
(iii) warrants to purchase up to an additional 871,681 shares of Common Stock at an exercise price of $2.15 per share. Such Exchange Note holders also have limited price protection. Each of the Senior Secured Debt purchasers will further have the right during the period following the Debt Exchange and ending March 31, 2002 to elect to exchange all or a portion of their Exchange Notes and related shares of Common Stock and Debt Exchange Warrants into $18.2 million principal amount of Convertible Subordinated Notes. The Convertible Subordinated Notes will have a 12% coupon and will be convertible into Common Stock at $1.25 per share.

       Upon successful completion of the recapitalization transaction, ICII will receive gross proceeds of approximately $26.2 million of new capital, most of which will be invested in Tier I capital of SPB. We believe that this new capital will assist our company in its attempt to increase capital levels at SPB in order to meet regulatory requirements. Furthermore, the future exercise of warrants issued in connection with the Debt Exchange is expected to provide approximately an additional $15.0 million of capital for the Company at the time of their exercise approximately three years from the date of issuance of the Exchange Notes.

       The impact of the Debt Exchange will primarily be to reduce the principal amount of ICII's Old Notes by approximately $36.6 million to $71.7 million based on the success of the exchange offer. ICII expects to complete the Debt Exchange by June 30, 2001.

Southern Pacific Bank's Regulatory Capital Increased to "Adequately Capitalized" Levels

       The Company's largest subsidiary is SPB, an FDIC insured depository institution. On March 30, 2001, the Company contributed $21.2 million of cash to the Bank in the form of new equity capital and converted $22.0 million of SPB's subordinated debt into non-cumulative perpetual preferred stock of SPB. Such capital infusions and conversions, in addition to SPB's earnings through March 31, 2001, restored SPB's capital to amounts above the "adequately capitalized" regulatory minimums as defined in banking regulations. However, the restoration of SPB's capital was not sufficient to meet the capital levels required by its regulatory orders at March 31, 2001. SPB had Tier 1 Leverage and Total Risk-based Capital ratios of 6.11% and 8.40%, at March 31, 2001 as compared to 3.46% and 6.59% at December 31, 2000, respectively. The Company is in the process of revising SPB's capital plan that was submitted to the FDIC and the DFI. Such capital plan has not yet been approved by the FDIC and the DFI. The capital plan indicates that the Bank will not meet any of the above cited capital ratio targets at the indicated dates. However, the preliminary revised plan does indicate that the Bank's capital ratios at December 31, 2001, should qualify it to be categorized as "well capitalized" at that time.

Liquidity and Capital Resources

       On a consolidated basis, our cash and interest bearing deposits decreased to $153.7 million at March 31, 2001 as compared to $214.1 million at December 31, 2000. At our parent company, cash and interest bearing deposits decreased to $2.2 million at March 31, 2001 as compared to $15.9 million at December 31, 2000. Liquidity at our holding company was reduced primarily due to the additional capital investment of $5.0 million into SPB, the repayment of inter-company advances to consolidated subsidiaries, and the purchase of single family residential mortgage loans from a securitization trust established by the Company in 1994. Cash available to our parent company including its consolidated subsidiaries other than SPB totaled $7.4 million at March 31, 2001.

Long Term Debt

       Our long term debt increased to $234.0 million at March 31, 2001 as compared to $219.6 million at December 31, 2000 as a result of the issuance of $16.2 million of Senior Secured Debt on March 30, 2001. The notes bear an interest rate of 12% and mature on April 30, 2002. During the quarter ended March 31, 2001, we repurchased $1.9 million of our company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the company ("ROPES"), resulting in an extraordinary gain on the early extinguishment of debt of $618,000.

Shareholders' Equity

       At March 31, 2001 our shareholders' equity increased to $40.1 million as compared to $39.4 million at December 31, 2000. The increase in shareholders' equity was primarily the result of net income recorded during the quarter ended March 31, 2001 and due to an increase in the valuation allowance for securities available for sale. Our book value per share and tangible book value per share increased to $1.25 and decreased to $1.35 at March 31, 2001 as compared to $1.23 and $1.37 at December 31, 2000, respectively.

General Description of the Company

       Imperial Credit Industries, Inc., a diversified financial services holding company, was formed in 1991 and is headquartered in Torrance, California. The Company's major business activities are primarily conducted through Southern Pacific Bank, a wholly owned subsidiary.

The Company also owns an equity interest in Imperial Capital Group, LLC (approximately 38% ownership). Imperial Credit Industries, Inc. and its subsidiaries and affiliates offer a wide variety of financial services, investment products, and asset management services.

Not an Offer of Securities

       This press release does not constitute an offer of any securities for sale. It is expected that the securities referred to herein will not initially be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act.

Safe Harbor Statement

       Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995,
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to: the demand for our products; competitive factors in the businesses in which we compete; adverse changes in the securities markets; inflation and changes in the interest rate environment that reduce margins or the fair value of financial instruments; changes in national, regional or local business conditions or economic environments; government fiscal and monetary policies; legislative or regulatory changes that affect our business; factors inherent in the valuation and pricing of commercial loans; other factors generally understood to affect the value of commercial loans and commercial real estate; and the other risks detailed in the Company's 8-K dated May 17, 1999 as filed with the Securities and Exchange Commission (the "SEC"); periodic reports on Forms 10-Q, 8-K and 10-K and any amendments with respect thereto filed with the SEC; and other filings made by the Company with the SEC.


       ICII's news releases are available at no charge through PR Newswire's Company News on Call by dialing (800) 758-5804 Ext. 420763. Additional corporate information relating to the Company's SEC filings and corporate news releases are available on the internet. The web site address is http://www.icii.com. The Company will hold a conference call at 8:00 A.M.
-------------------
Pacific Time, 11:00 A.M. Eastern Time today. The phone number for the conference call is (913) 981-5542, confirmation number 554862. Audio of the call will be broadcast live on the Internet and will be available on the Investor Relations section of Imperial Credit's web site, located at http://www.icii.com and at http://www.videonewswire.com/ICII/042401.
-------------------        ----------------------------------------

       For further information contact: Brad Plantiko/CFO 310-791-8096 or Karen Montandon/IR 310-791-8022

                       IMPERIAL CREDIT INDUSTRIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)
                                  (unaudited)

                  ASSETS                                         March 31,       December 31,
                                                                   2001             2000
Cash                                                             $   56,622      $  30,938
Interest bearing deposits                                            97,068        183,193
Investment in Federal Home Loan Bank stock                            4,216          4,148
Securities held for trading, at market                              105,080        164,050
Securities available for sale, at market                             61,466         63,684
Loans and leases held for sale, net                                 380,132         386,469
Loans and leases held for investment, net of unearned income      1,260,308       1,186,119
 and deferred loan fees
 less: allowance for loan and lease losses                          (64,785)        (63,625)
Loans held for investment, net                                    1,195,523       1,122,494
Real property                                                        38,694          53,198
Retained interest in loan and lease securitizations                   3,635           6,330
Accrued interest receivable                                          13,975          15,744
Premises and equipment, net                                          12,335          10,433
Other real estate owned and other repossessed assets, net            13,332           8,778
Goodwill                                                             31,645          32,330
Other assets                                                         31,201          28,158
Net assets of discontinued operations                                11,569          17,630
              Total assets                                       $2,056,493      $2,127,577


      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                         $1,623,657      $1,632,704
Borrowings from Federal Home Loan Bank                               50,000          65,000
Other borrowings                                                     34,978          84,118
Company obligated mandatorily redeemable preferred
 securities of Subsidiary trust holding solely debentures
 of the company
 ("ROPES")                                                           41,035          42,885
Senior secured notes                                                 16,200              --
Senior notes                                                        176,765         176,757
Accrued interest payable                                             16,421          18,992
Accrued income taxes payable                                         20,507          20,522
Minority interest in consolidated subsidiaries                        1,141           1,116
Goodwill                                                             22,103          23,797
Other liabilities.                                                   13,614          22,244
              Total liabilities                                   2,016,421       2,088,135

Shareholders' equity:
Preferred stock, 8,000,000 shares authorized; none issued                   --                  --
outstanding
Common stock, no par value.
 Authorized 80,000,000 shares;
 32,096,361 shares issued and outstanding
 at March 31, 2001 and December 31, 2000                                97,778              97,668
Accumulated deficit                                                    (64,577)            (64,889)
Shares held in deferred executive
 compensation plan                                                       5,635               5,745
Accumulated other comprehensive income-unrealized
 gain on securities available for sale, net                              1,236                 918
       Total shareholders' equity                                       40,072              39,442
       Total liabilities and shareholders' equity                   $2,056,493          $2,127,577


                       IMPERIAL CREDIT INDUSTRIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Dollars in thousands, except per share data)
                                  (unaudited)

                                                                       Three Months Ended
                                                                            March 31,
Interest Income:                                                      2001            2000
    Interest on loans and leases.                                       $43,268            $ 45,401
    Interest on investments.                                              5,020               7,345
    Interest on other finance activities                                    330                 614
              Total interest income                                      48,618              53,360
Interest Expense:
    Interest on deposits.                                                26,589              24,293
    Interest on other borrowings.                                         1,701               1,582
    Interest on long term debt.                                           5,740               6,378
              Total interest expense                                     34,030              32,253
              Net interest income                                        14,588              21,107
    Provision for loan and lease losses                                   4,625              24,019
              Net interest income (expense) after
              provision for loan and lease losses                         9,963              (2,912)
Fee and Other Income:
    Gain on sale of loans and leases                                        102                 133
    Asset management fees                                                   842                 861
    Investment banking and brokerage fees                                    --               7,654
    Loan servicing income                                                 1,368               1,526
    Gain (loss) on sale of securities                                       130                (602)
    Equity in net income of Imperial Capital Group                          912                  --
    Mark to market losses on securities and loans                        (1,822)             (1,773)
              held for sale
    Rental income                                                         1,912                 120

    Other income                                                    2,595            2,544
              Total fee and other income                            6,039           10,463
Noninterest Expenses:
    Personnel expense                                               6,826           11,919
    Commission expense                                                487            2,753
    Amortization of servicing rights                                  106              136
    Occupancy expense                                               1,034            1,349
    Net expenses of other real estate owned                            92              556
    Legal and professional services                                 1,499            1,392
    Legal (recoveries) settlements                                     (1)              13
    Collection costs                                                1,662              484
    Telephone and other communications                                364              871
    Amortization of goodwill, net                                    (722)             631
    Real property expense                                             914               18
    General and administrative expense                              3,815            5,344
              Noninterest expenses                                 16,076           25,466
    Acquisition costs                                                  --            9,397
              Total expenses                                       16,076           34,863
    Loss from continuing operations before income taxes,              (74)         (27,312)
              minority interest and extraordinary item
    Income taxes                                                       --          (10,835)
    Minority interest in income of consolidated                        32              393
     subsidiaries
    Loss from continuing operations                                  (106)         (16,870)
    Operating losses from discontinued operations of AMN,            (200)              --
               net of income taxes
    Loss before extraordinary item                                   (306)         (16,870)
    Extraordinary item-Gain on early extinguishment of                618              947
              debt, net of income taxes
              Net income (loss)                                   $   312         $(15,923)
Comprehensive income (loss):
    Other comprehensive income (loss), net                            318           (1,958)
              Comprehensive income (loss)                         $   630         $(17,881)
Basic income per share:
    Income (loss) from continuing operations                      $  0.00         $  (0.51)
    Operating loss from discontinued operations, net                (0.01)              --
           of income taxes
    Extraordinary item-Gain on early extinguishment of               0.02             0.03
           debt, net of income taxes
           Net income (loss) per common share                     $  0.01         $  (0.48)
Diluted income per share:
    Income (loss) from continuing operations                      $  0.00         $  (0.51)
    Operating loss from discontinued operations, net of             (0.01)              --
     income taxes
    Extraordinary item-Gain on early extinguishment of               0.02             0.03
     debt, net of income taxes
             Net income (loss) per common share                   $  0.01         $  (0.48)

                            SELECTED FINANCIAL DATA
               (Dollars in thousands, except per share amounts)

Other Selected Financial Data:                                  At or for the Three Months Ended
                                                        March 31,          December 31,         March 31,
                                                          2001                 2000               2000
Book value per share                                   $  1.25             $   1.23           $   5.65
Tangible book value per share                          $  1.35             $   1.37           $   6.17

Ratio of earnings to fixed charges                         1.0x                (0.7x)              0.2x
Pre-tax interest coverage ratio                            1.1x               (10.0x)             (3.3x)

(Loss) earnings before interest,
  taxes, depreciation and amortization
  ("EBITDA")                                             7,089             $(56,419)          $(19,518)
Return on average equity (ROE)                            3.14%             (457.76%)           (32.42%)
Return on average assets (ROA)                            0.06%              (19.06%)            (2.86%)
Net interest margin at SPB                                4.11%                4.47%              4.89%

Basic weighted average shares outstanding               32,096               32,096             33,212
Diluted weighted average shares outstanding             32,123               32,096             33,212

                                                 At March 31,     At December 31,
Selected Credit Data:                                2001               2000
Core Business Nonperforming Assets
Coast Business Credit                              $36,041             $31,795
Acquired Entertainment Assets and
  LHO Loans                                         12,393               7,998
Loan Participation and Investment Group             22,998              26,206
Imperial Warehouse Finance                          14,365               9,404
Income Property Lending Division                     1,341               1,650
Other core businesses                                  645                   9
    Total core business nonperforming assets        87,783              77,062

Non-Core Business Nonperforming Assets
Former mortgage banking operations                     268                 431
Auto Marketing Network, Inc.                           596                 778
Single Family Loans                                  3,451               3,949
Other non-core businesses                            6,677               5,149
    Total non-core business nonperforming           10,992              10,307
       assets
    Total nonperforming assets                     $98,775             $87,369

Core Business Non-accrual Loans
Coast Business Credit                               36,041              31,795
Lewis Horwitz Organization Loans                       246                 246
Loan Participation and Investment Group             22,998              26,206
Imperial Warehouse Finance                          14,365               9,404
Income Property Lending Division                     1,341               1,650
Other core businesses                                  645                   7
    Total core business non-accrual loans           75,636              69,308

Non-Core Business Non-accrual Loans
Former mortgage banking operations                     268                 431
Auto Marketing Network, Inc.                           545                 716
Single Family Loans                                  2,483               3,133
Other non-core businesses                            6,462               4,941
    Total non-core business non-accrual loans        9,758               9,221
    Total non-accrual loans                        $85,394             $78,529

                                                  At or for          At or for          At or for
                                                  the Three          the Three          the Three
                                                    Months            Months              Months
                                                    Ended              Ended              Ended
                                                  March 31,          December 31,       March 31,

                                                    2001                 2000                 2000
Allowance for loan and lease losses
   to non-accrual loans and leases                75.87%                81.02%               77.67%
Allowance for loan and lease losses
   to gross LHFI                                   5.10%                 5.39%                3.61%
Nonperforming assets to total assets               4.80%                 4.11%                3.33%
Nonperforming assets to LHFI, OREO
   and other repossessed assets                    7.77%                 7.39%                5.58%
Annualized net charge-offs to average
   LHFI, net                                       1.18%                19.52%                2.13%


                        Imperial Credit Industries, Inc.
                       Financial and Operating Highlights

Consolidated                          2001                    2000

  Operating Results
  (In millions, except
  per share amounts                   First           Fourth            Third           Second          First
  and percentages)                   Quarter          Quarter           Quarter         Quarter        Quarter
Revenue
    Interest income                $   48.6         $   53.0         $    57.4         $   61.0     $   53.4
    Interest expense                  (34.0)           (35.4)            (37.1)           (35.4)       (32.3)
      Net interest income              14.6             17.6              20.3             25.6         21.1
    Provision for loan
     and lease losses                   4.6             66.3              27.5             63.2         24.0
    Net interest income
     (expense) after
     provision                         10.0            (48.7)             (7.2)           (37.6)        (2.9)
    Gain (loss) on sale
     of loans and leases                0.1              1.1              (2.3)             0.2          0.1
    Asset management fees               0.8              0.8               0.8              0.8          0.9
    Investment banking
     and brokerage fees                  --               --               6.2              7.2          7.7
    Loan servicing
     income                             1.4              1.5               1.5              1.5          1.5
    Gain (loss) on sale of
     securities                         0.1             (0.1)              0.2             13.5         (0.6)
    Equity in net (loss)
     income of ICG                      0.9              0.5                --               --           --
    Mark to market loss on
     securities and loans
     held for sale                     (1.8)            (4.8)             (4.3)            (2.0)        (1.7)
    Rental income                       1.9              2.6               2.9              2.6          0.1
    Other income                        2.6              3.5               2.6              3.7          2.5
    Total fee and other

     income                             6.0              5.1               7.6             27.5         10.5
Expenses
    Personnel expense                   7.3             10.1          11.613.7             14.7
    Occupancy expense                   1.0              1.2               1.3              1.5          1.3
    Legal and
     professional                       3.2              3.3               9.4              1.5          1.6
    Amortization of
     goodwill, net                     (0.7)            (0.8)              2.9             (1.3)         0.6
    Net expense of real
     estate owned                       0.1              0.1               0.2              0.5          0.6
    Real property expense               0.9              1.1               1.6              1.5           --
    Other expenses                      4.3              5.2               6.4              6.5          6.7
    Merger costs                         --               --                --               --          9.4
Total expenses                         16.1             20.2              33.4             23.9         34.9
    (Loss) from continuing
     operations before
     income taxes and
     minority interest                 (0.1)           (63.8)            (33.0)           (34.0)       (27.3)
    Income taxes                         --             37.8             (10.0)           (14.6)       (10.8)
    Minority interest in
     income of consolidated
     subsidiaries                        --               --               0.2              0.5          0.4
    Loss from continuing
     operations                        (0.1)          (101.6)            (23.2)           (19.9)       (16.9)
    Operating loss from
     discontinued
      operations
     and disposal of AMN               (0.2)            (4.1)             (1.1)              --           --
    Extraordinary item
     - gain on early
     extinguishment of debt             0.6              1.1               0.3              1.1          1.0
Net income (loss)                  $    0.3         $ (104.6)        $   (24.0)        $  (18.8)    $  (15.9)
Weighted average number
   of common and common
   equivalent shares
   (diluted)                           32.1             32.1              32.8             33.7         33.2
Net (Loss) Income per
   Diluted Share:
    Income (loss) from
     continuing
     operations                    $     --         $  (3.17)        $   (0.73)        $  (0.61)    $  (0.51)
    Operating loss from
     discontinued
     operations of AMN                (0.01)           (0.13)            (0.03)              --           --
    Extraordinary item
     - gain on early
     extinguishments

     of debt                           0.02             0.04              0.01             0.03         0.03
     Net income (loss)
        per diluted share          $   0.01         $  (3.26)        $   (0.75)        $  (0.58)    $  (0.48)
    Consolidated Financial
     Condition (at
     quarter end):
       Loans and leases
       held for sale               $  380.1         $  386.5         $   400.6         $  392.0     $  344.4
       Loans held for
       investment, net             $1,195.5         $1,122.5         $ 1,232.1         $1,311.6     $1,307.3
       Securities, at
       market                      $  166.5         $  227.7         $   219.6         $  231.2     $  252.7
       Retained interest
       in loan and lease
       securitizations             $    3.6         $    6.3         $    10.0         $   12.1     $   12.4
    Total assets                   $2,056.4         $2,127.6         $ 2,263.7         $2,403.5     $2,288.3
    Deposits                       $1,623.7         $1,632.7         $ 1,699.3         $1,826.5     $1,681.3
    Borrowings from
     FHLB and other
     borrowings                    $   85.0         $  149.1         $   117.4         $   99.3     $   68.1
    ROPES                          $   41.0         $   42.9         $    47.0         $   48.3     $   60.5
    Senior notes                   $  193.0         $  176.8         $   176.9         $  176.9     $  179.0
    Total shareholders'
     equity                        $   40.1         $   39.4         $   143.4         $  165.5     $  187.5
Asset Quality
    Other real estate
    owned and other
    repossessed
    assets, net                    $   13.3         $    8.8         $    11.8         $   14.6     $   12.8
    Non-accrual loans              $   85.4         $   78.5         $    81.3         $   90.8     $   72.6
    Allowance for loan
    and lease losses               $   64.8         $   63.6         $    57.8         $   50.1     $   49.4
    Ratio of the loan
    loss allowance to
    gross loans held
    for investment                     5.10%            5.39%             4.69%            3.82%        3.78%
    Ratio of the loan
    loss allowance to
    non-accrual loans                 81.02%           71.14%            55.21%           77.67%       75.87%
    Charge-offs                    $    7.6         $   61.5         $    20.4         $   62.9     $    7.9
    Recoveries                          4.1              1.2               0.5              0.5          0.8
    Net Charge-offs                $    3.5         $   60.3         $    19.9         $   62.4     $    7.1

    Performance and
    Valuation
    Return on average
    shareholders'
    equity                             3.14%         -457.76%           -62.16%          -42.56%      -32.42%
    Return on average
    assets                             0.06%          -19.06%            -4.11%           -3.20%       -2.84%
    After-tax profit
    margin                             1.95%             n/a               n/a              n/a          n/a
    Shareholders' equity               1.95%            1.85%             6.33%            6.88%        8.20%
       to total assets
    Book value per
    share                          $   1.25         $   1.23         $    4.47         $   5.12     $   5.65
    Tangible book value
    per share                      $   1.35         $   1.37         $    4.71         $   5.52     $   6.17
    Full Time Equivalent
    Employees                           404              428               536              566          591
    Cash Flow Information:
    Earnings before
    interest, taxes,
    depreciation and
    amortization
     (EBITDA)                      $    7.1         $  (35.4)        $   (24.8)        $  (28.5)    $  (19.5)
    Pre-tax interest
    coverage ratio                      1.1x           (10.0x)            (4.6x)           (4.7x)       (3.3x)
    Ratio of earnings to
    fixed charges                       1.0x            (0.7x)             0.1x             0.1x         0.2x
    Capital Ratios
    Risk-based Capital                 8.40%            6.59%             9.35%            9.31%       10.33%
    Risked-based Tier 1
    Capital                            6.04%            3.54%             5.23%            5.97%        7.18%
    Tier 1 FDIC Leverage
    Ratio                              6.11%            3.46%             5.47%            6.50%        8.25%
    Loan Portfolio
    Multifamily real
    estate                         $  268.9         $  281.3         $   310.5         $  294.2     $  248.2
    Commercial real
    estate                            156.8            151.6             169.5            183.4        179.4
    Asset-based loans                 742.9            752.9             832.9            844.7        810.3
    Loan participations               108.9            123.5             150.6            172.9        183.7
    Mortgage warehouse
    lines                             131.5             50.6              33.8             52.1         69.5
    Film and television
    production loans                  113.7             83.7              76.7             75.2         24.9
    Other                              36.9             28.6              17.9             18.2         61.3

Total Core
    Loans                           1,559.6          1,472.2           1,591.9          1,640.7      1,577.3
    Non Core Loans                     90.2             95.1              99.9            119.1        127.1
    Gross Loans                    $1,649.8         $1,567.3         $ 1,691.8         $1,759.8     $1,704.4

    Yield on earning
     assets at SPB                    10.04%           10.40%            10.65%           11.18%       10.15%
    Cost of borrowings
     at SPB                            6.61%            6.66%             6.50%            6.21%        5.85%
    Net interest margin
     at SPB                            4.11%            4.47%             4.82%            5.69%        4.89%

    Deconsolidation of ICG

    During the fourth quarter of 2000, the Company reduced its ownership percentage in ICG from 63.2% to 38.5% through the sale of a part of its equity interest to ICG and certain management members of ICG. The income from ICG is accounted for by the equity method of accounting beginning with the quarter ended December 31, 2000. For the three months ended March 31, 2001, the equity in net income of ICG was $912,000. As a result of the deconsolidation of ICG, certain components of the Company's first quarter results of operations are not comparable to the same period of the prior year. Therefore, the following proforma statements of operations present the Company's results of operations as if ICG had been accounted for as an equity investment for all periods presented.


                       IMPERIAL CREDIT INDUSTRIES, INC.
 CONSOLIDATED PROFORMA STATEMENTS OF OPERATIONS - ICG UNDER THE EQUITY METHOD
                      (Dollars in thousands - unaudited)

                                                                            Three Months Ended
                                                                                 March 31,
                                                                          2001               2000
Interest Income:
    Interest on loans and leases                                       $43,268           $ 45,533
    Interest on investments                                              5,020              7,213
    Interest on other finance activities                                   330                614
         Total interest income                                          48,618             53,360
Interest Expense:
    Interest on deposits                                                26,589             24,293
    Interest on other borrowings                                         1,701              1,457
    Interest on long term debt                                           5,740              6,378
        Total interest expense                                          34,030             32,128
        Net interest income                                             14,588             21,232
   Provision for loan and lease losses                                   4,625             24,019
        Net interest income (expense) after provision
          for loan and lease losses                                      9,963             (2,787)

Fee and Other Income:
    Gain on sale of loans and leases                                       102                133
    Asset management fees                                                  842                861
    Loan servicing income                                                1,368              1,526
    Gain (loss) on sale of securities                                      130               (602)
    Equity in net income of Imperial Capital Group                         912                640
    Mark to market losses on securities and loans
      held for sale                                                     (1,822)            (1,773)
    Rental income                                                        1,912                120
    Other income                                                         2,595              2,544
        Total fee and other income                                       6,039              3,449
Noninterest Expenses:
    Personnel expense                                                    6,826              9,093
    Commission expense                                                     487                804
    Amortization of servicing rights                                       106                136
    Occupancy expense                                                    1,034              1,140
    Net expenses of other real estate owned                                 92                556
    Legal and professional services                                      1,499              1,198
    Lawsuit (recoveries) settlements                                        (1)                13
    Collection costs                                                     1,662                484
    Telephone and other communications                                     364                555
    Amortization of goodwill, net                                         (722)               607
    Real property expense                                                  914                 18
    General and administrative expense                                   3,815              4,334
        Noninterest expenses                                            16,076             18,938
    Acquisition costs                                                       --              9,397
        Total expenses                                                  16,076             28,335
        Loss from continuing operations before income
          taxes, minority interest and extraordinary item                  (74)           (27,673)
    Income taxes                                                            --            (10,835)
    Minority interest in income of consolidated
      subsidiaries                                                          32                 32
        Loss from continuing operations                                   (106)           (16,870)
    Operating losses from discontinued operations
      of AMN, net of income taxes                                         (200)                --
        Loss before extraordinary item                                    (306)           (16,870)
    Extraordinary item-Gain on early extinguishments
      of debt, net of income taxes                                         618                947
        Net income (loss)                                              $   312           $(15,923)